Exhibit 99.1

EARL SCHEIB, INC.

News Release

(for immediate release)

Company Contact:	DAVID I. SUNKIN
Vice President & General Counsel
(818) 981-9992 ext. 160

EARL SCHEIB ANNOUNCES IT HAS CLOSED A $10 MILLION CREDIT
FACILITY WITH WELLS FARGO FOOTHILL

Sherman Oaks, CA, August 13, 2003 – Earl Scheib, Inc. (AMEX:ESH) today announced that it has closed a $10 million secured revolving credit facility with Wells Fargo Foothill.

Chris Bement, President and Chief Executive Officer, stated that, “We continue to focus our efforts to serve the best interests of our shareholders and maximize shareholder value.  This $10 million credit facility will provide increased financial flexibility for the Company as we and our investment bankers, Ryan Beck & Co., evaluate alternatives to improve shareholder value and the Company’s long-term outlook.”

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 120 retail auto paint and body shops located in approximately 100 cities throughout the United States making it the largest company-owned chain in the industry.  In addition, Earl Scheib, Inc., through a wholly owned subsidiary, manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers.  For more information, visit Earl Scheib on the web at www.earlscheib.com.

Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies throughout North America.  It is part of Wells Fargo & Company (NYSE: WFC), a diversified financial services company with $370 billion in assets, providing banking, insurance, wealth management and estate planning, investments, mortgage and consumer finance from more than 5,800 stores and the Internet (www.wellsfargo.com) across North America and elsewhere internationally.  For more information, visit Wells Fargo Foothill on the web at www.wffoothill.com.

“Safe-Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by the Company may be “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements which generally are not historic in nature.

All statements which address operating performance, events, developments or strategies that the Company expects or anticipates in the future are forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the impact of the of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services division, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insuring or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome is not assured.